Exhibit 10.2

OFFICE LEASE

5460 BAYFRONT PLAZA,

SANTA CLARA, CALIFORNIA

3COM CORPORATION

and

MAGMA DESIGN AUTOMATION, INC.

i

INDEX

(continued)

ii

5460 BAYFRONT PLAZA

SANTA CLARA, CALIFORNIA

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between 3Com Corporation, a California corporation (“Landlord”) and Magma Design Automation, Inc., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Effective Date:	June 19, 2003

2. Premises

2.1 Building:	That certain four (4)-story building located at 5460 Bayfront Plaza, Santa Clara, California containing approximately one hundred twenty nine thousand seven hundred thirty four (129,734) square feet of space, and commonly referred to in the Project as “Building 6.”

2.2 Premises:	The entire Building consisting of approximately 129,734 square feet of space (“the Premises”).

2.3 Project:	The Building is part of that certain building complex (the “Project”) consisting of six (6) buildings comprising approximately 876,359 square feet of space and other improvements as set forth in Section 1.2 below.

3. Lease Term (Article 2):

3.1 Length of Lease Term:	Seven (7) years, subject to extension under Section 2.2 for one (1) Extended Term of five (5) years.

3.2 Lease Commencement Date:	August 1, 2003

3.3 Lease Expiration Date:	July 31, 2010, subject to extension under Section 2.2 for one (1) Extended Term of five (5) years.

4. Base Rent (Article 3):

Months	Monthly Installment of Base Rent
1 through 8	$ 0.00
9 through 18	$110,000.00
19 through 24	$129,950.00
25 through 36	$150,491.44
37 through 48	$154,383.46
49 through 60	$158,275.48
61 through 72	$162,167.50
73 through 84	$166,059.52

5. Tenant’s Share (Article 4):	14.80%.

6. Permitted Use (Article 5):	Tenant shall use the Premises for general office, including research and development, sales, training and electronics labs and any other non-industrial, non-retail uses permitted under Applicable Laws (as defined in Article 24).

7. Security Deposit (Article 21):	Upon the execution hereof, Tenant shall deliver to Landlord a Security Deposit in the amount of One Hundred Fifty Thousand Dollars ($150,000) in the form of a letter of credit, as more particularly set forth in Section 21.2.

8. Parking Ratio (Article 28):	Approximately three and three tenths (3.3) unreserved parking spaces for every 1,000 square feet of the Premises.

9. Address of Tenant (Section 30.16):	See Section 30.16 of the Lease.

10. Address of Landlord (Section 30.16):	See Section 30.16 of the Lease.

11. Broker(s) (Section 30.22):	Landlord – Cushman & Wakefield of California, Inc. Tenant – Insignia/ESG, Inc.

12. Tenant Improvements	See Tenant Work Letter attached as Exhibit B.

ARTICLE 1 - PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises set forth in Section 2.2 of the Summary. The Premises consist of the entire building set forth in Section 2.1 of the Summary (the “Building”), in the location as shown on Exhibit A, attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Landlord and Tenant covenant as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. Tenant agrees that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Landlord shall deliver possession of the Premises to Tenant within three (3) business days after the Effective Date and Tenant shall accept the Premises in their “AS IS” condition. Notwithstanding the foregoing, Landlord represents and warrants to Tenant that, to the best of its knowledge, the Building’s electrical, plumbing, heating and ventilation systems are in good working condition and repair as of the Effective Date, and Tenant shall have a period of forty five (45) days after the Effective Date to deliver a “punch list” of any such items which are not in good working order. If Tenant timely delivers a punch list to Landlord, Landlord shall promptly repair such components of the Premises at its sole expense. Except as expressly set forth in the preceding sentence, Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to the present or future suitability of the Premises for the conduct of Tenant’s business or the uses proposed by Tenant. Tenant hereby accepts the Premises and the Project in their existing condition, subject to all Applicable Laws governing and regulating the use of the Premises, and any covenants or restrictions of record, and accepts this Lease subject to all of the foregoing and to all matters disclosed in this Lease.

1.2 The Building and The Project. The Building is part of a complex of buildings consisting of six (6) buildings and other improvements. The term “Project,” as used in this Lease, shall mean (i) the Building (as defined in Section 1.3 below), (ii) the land (which is improved with landscaping, parking areas and other improvements) upon which the Building and the Common Areas are located as shown on the Project Site Plan, and (iii) all other buildings and improvements located adjacent to the Building and the land upon which such adjacent buildings are located.

1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with Landlord and other tenants in the Project, subject to the rules and regulations attached hereto as Exhibit C attached hereto, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, include without limitation the exterior parking areas, drive lanes, sidewalks and passageways, landscaping, and certain common amenities such as the Fitness Center defined in Section 1.4, which areas are collectively referred to herein as the “Common Areas”). Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, including, without limitation, the right to (a) make changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (b) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; and (c) to do and perform such other acts and make such other changes in, to or with respect to the Project and Common Areas as Landlord may deem to be appropriate; provided, however, that Landlord’s exercise of such rights shall not materially, adversely interfere with Tenant’s use and occupancy of the Premises.

1.4 Fitness Center. Tenant’s employees shall be entitled to use the fitness center (“Fitness Center”) located in the Project provided Tenant’s employees must pay all charges customarily charged by Landlord from time to time for the use of the Fitness Center. Landlord shall have the right to require that Tenant’s employees sign customary waivers of claims and comply with all safety and other procedures applicable to use of the fitness center. In addition, as part of Operating Expenses (as defined in Article 4. below), Tenant shall pay Landlord Additional Rent for the Fitness Center at the monthly rate of $1.00 per square foot, plus increases of $0.03 per square foot per Lease Year, at all times during the Lease Term (the “Fitness Center Cost”), and all expenses incurred by Landlord in operating the Fitness Center shall be included in Operating Expenses (as defined in Section 4.2.3. below). The Fitness Center and foyer is approximately twelve thousand five hundred square feet (12,500) and Tenant’s Share for the purposes of determining the Fitness Center Cost is one thousand eight hundred fifty square feet (1,850).

1.5 Right of First Offer. Landlord hereby grants to the Tenant named in this Lease (including any “Acquirer”, as that term is defined in Section 14.8 below) a one-time right of first offer to lease one or more of Buildings 1, 2 and/or 3 of the Project (each building individually or collectively, the “First Offer Space”). The First Offer Space shall mean all (but not less than all) of each of Building 1, Building 2 and Building 3. If at any time during the Lease Term Landlord intends to offer some or all of the First Offer Space for lease to third parties, and provided Tenant is not then in default of any of its obligations under this Lease, Landlord shall first give written notice to Tenant of the rental rate, term (including any extension options), the identity of which Building(s) is(are) being offered to Tenant, and other material terms upon which Landlord is willing to lease the First Offer Space to Tenant. Landlord’s notice shall constitute an offer to lease the First Offer Space to Tenant on the terms and conditions contained in said notice. Tenant shall have ten (10) days after receipt of Landlord’s notice in which to accept such offer by providing written notice to Landlord in which Tenant shall agree to lease such First Offer Space from Landlord at the rental rate and upon the other terms and conditions contained in said notice. If Tenant accepts such offer within the ten (10) days, Tenant shall, within five (5) days after receipt thereof, execute and return to Landlord a new lease (or, if Landlord deems it appropriate, an amendment to this Lease) prepared by Landlord on the standard form of lease then used by Landlord, which lease incorporates the material terms and conditions set forth in said notice. Promptly after Tenant executes and delivers the same to Landlord, Landlord shall execute said lease and thereafter the lease shall be deemed effective. The Right of First Offer is a one-time right, and if Tenant fails to accept Landlord’s offer to lease within the ten (10) days, or thereafter fails to timely execute the Lease, then all of the rights of Tenant to lease the First Offer Space designated in Landlord’s notice at that time and for all times in the future under this paragraph shall terminate with respect to such First Offer Space (but not with respect to any First Offer Space not previously offered to Tenant pursuant to this Section 1.5), and Landlord shall have no further obligation under this paragraph to notify Tenant of any other proposed lease of said First Offer Space; provided, however, that if, within ninety (90) days after Landlord’s notice to Tenant, Landlord offers to lease such First Offer Space to any third party for less than seventy five percent (75%) of the base rent offered to Tenant for such First Offer Space, then Landlord shall submit an additional written offer to Tenant with respect only to such First Offer Space and Tenant shall be afforded the opportunity to lease such space as provided in this Section 1.5. Once Tenant’s rights under this Section 1.5 have expired with respect to any First Offer Space, Landlord shall thereafter have the unconditional right to lease such First Offer Space to third parties, or to accept offers from third parties to lease said First Offer Space on any terms and without further obligation to Tenant. Unless expressly approved in a written consent of Landlord to any assignment of sublease under Article 14, below, the right of first offer under this Section 1.5 is granted for Tenant’s (and any Acquirer’s) personal benefit and may not be assigned or transferred.

ARTICLE 2 - LEASE TERM

2.1 Lease Term. The TCCs of this Lease shall be effective as of the date set forth in Section 1 of the Summary (the “Effective Date”). The term of this Lease (the “Lease Term”) is set forth in Section 3.1 of the Summary and shall commence on the date set forth in Section 3.2 of the Summary

(the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided or unless the Lease Term is extended pursuant to Section 30.33. below (and in the event of any exercise of Tenant’s option thereunder, such Extended Term shall be deemed included within the “Lease Term”). For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term occurring after the Lease Commencement Date; provided, however, that the first Lease Year shall also include any partial month after the Lease Commencement Date. At any time during the Lease Term, Landlord may deliver to Tenant a written notice to confirm such dates, which Tenant, if accurate, shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Option to Extend. Provided Tenant has not been in default under this Lease beyond any applicable notice and cure period at the time it exercises the option or at commencement of the Extended Term, Tenant shall have the right and option to extend this lease (“Option to Extend”) for one (1) additional option period of five (5) years (the “Extended Term”) upon the same terms and conditions herein set forth except that the Base Rent shall be adjusted to “Fair Market Value” as defined in and determined in accordance with the terms and conditions of Exhibit E, attached hereto, as of the commencement of the Extended Term, subject to increases of three percent (3%) for each subsequent Lease Year during the Extended Term. To exercise the Option to Extend, Tenant must give Landlord notice in writing sent so as to be received at least twelve (12) months but not more than eighteen (18) months prior to the expiration of the initial Lease Term. At Landlord’s election, Tenant’s exercise of its Option to Extend shall be void and of no effect if Tenant is in default under this Lease beyond any applicable notice and cure period on the date it exercises its Option(s) to Extend or on the expiration of the initial Lease Term. Notwithstanding anything to the contrary, in no event shall Tenant be entitled to exercise an Option to Extend if Tenant has assigned the Lease to a Transferee other than pursuant to Section 14.8. below, or if at the time of Tenant’s exercise the Premises are subject to subleases totaling more than fifty percent (50%) of the square feet of the Premises (other than subleases pursuant to Section 14.8. below).

ARTICLE 3 - BASE RENT; ABATED BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, in currency of the United States of America, base rent (“Base Rent”) in monthly installments as set forth in Section 4 of the Summary, in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of the Free Rent Period (as defined below) shall be paid at the time of Tenant’s execution of this Lease and credited to such calendar month after the expiration of the Free Rent Period. Base Rent for any partial month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Base Rent and all other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis. Notwithstanding the foregoing, Tenant shall not be responsible for the payment of Base Rent for months one (1) through eight (8) of the Lease Term (“Free Rent Period”); provided, however, Tenant shall be responsible for the performance and observance of all other terms and conditions of this Lease during the Free Rent Period, including payment of all Additional Rent as provided in Article 4.

ARTICLE 4 - ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in this

Article 4, together with the Fitness Center Cost. Such payments, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Direct Expenses” means “Operating Expenses” and “Tax Expenses”.

4.2.2 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any affected Expense Year.

4.2.3 “Operating Expenses” shall mean, except as otherwise provided in this Section 4.2.4 or otherwise in this Lease, all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, subject to the allocation thereof as set forth in Section 4.3, below. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, the cost of maintenance and service contracts in connection therewith and payments under any equipment rental agreements; (ii) the cost of all insurance carried by Landlord in connection with the Project; (iii) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the exterior of the Project; (iv) costs incurred in connection with the parking areas servicing the Project; (v) fees and other costs, including management fees (not to exceed three percent (3%) of gross receipts), consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vi) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons directly engaged in the operation, maintenance and security of the Project; (vii) excepting the items provided at Landlord’s sole cost under Section 7.1, any costs incurred by Landlord in the operation, repair, and maintenance of all systems and equipment and components thereof of the Building; (viii) repairs or replacements and other costs incurred in connection with the Project that are capital in nature under generally accepted accounting principles; provided, however, that any such capital expense shall be amortized over its useful life as reasonably determined by Landlord; (ix) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.4, below; and (x) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project.

Notwithstanding anything in this Section 4.2.4 to the contrary, for purposes of this Lease, Operating Expenses shall not, however, include the following: (1) marketing costs, costs of leasing commissions, renovations, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (2) any expense resulting from the gross negligence of Landlord, its agents, contractors or employees; (3) interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Project; (4) the original costs of constructing the Building and the Project; (5) expenses to the extent Landlord will be reimbursed by another source (not including Direct Expense reimbursements by tenants), including without limitation replacement of any items covered by warranties; (6) costs incurred to benefit (or resulting from) a specific tenant or items and services selectively supplied to any tenant other than Tenant (e.g., excess utilities); (7) expenses for the defense of Landlord’s title to the Project; (8) expenses at Landlord’s sole cost under Section 7.1; (9) charitable or political contributions; (10) expenses incurred to comply with governmental regulations (including without limitation all Environmental Laws (as defined in Section 28.29) and the Americans with Disabilities Act), court order, decree or judgment in effect prior to the Effective Date, except to the extent any noncompliance results from Tenant’s use and occupancy of the Premises; (11) any expenses incurred in repair, restoration or other work necessitated by fire or other casualty (except to the extent Tenant is required to pay such expenses as part of Article 11 hereunder; and (12) costs to maintain Landlord’s existence as a corporation or other legal entity.

4.2.4 “Tax Expenses” means all real property taxes and general, special and district assessments and other governmental impositions, fees, levies and charges of whatever kind, nature or origin, imposed on, or by reason of the ownership or use of, the Project, including: governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Project, including assessments, taxes, fees, levies and charges imposed by governmental agencies for such purposes as street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services; personal property taxes assessed on the personal property of Landlord used in the operation of the Project; service payments in lieu of taxes; any tax, fee or excise on the use or occupancy of any part of the Project, or on rent for the Project or for space in the Project; and any other fees, taxes or assessments of any kind or nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Project or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above, provided that such costs shall be allocated to operating costs for the Project during the year so contested; but excluding income taxes measured by the net income of Landlord or the owner of any interest in the Building or the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary transfer taxes imposed in connection with recording a deed transferring an interest in the Project or any portion thereof or interest therein. Notwithstanding the foregoing, to the extent any increase in Tax Expenses results from a reassessment arising from the Landlord’s first sale of all or any portion of the Project, such increase shall be limited to cumulative annual increases of twenty-five percent (25%) over the tax rates applicable to the Project for the tax year commencing July 1, 2003 and ending June 30, 2004 (as increased during the Lease Term to the extent permitted under California law absent any change in ownership). For example, if (i) the Tenant’s Share of Tax Expenses is $100 based on the 2003-2004 tax rates, (ii) such Tax Expense has been increased by the maximum 2% after June 30, 2004, and (iii) the first sale of all or a portion of the Project in late 2004 results in an increase of Tenant’s Share of Tax Expenses to $200, then the increase in Tenant’s Share of Tax Expenses for such Expense Year shall be limited to $102 x 125%, or $127.50, then subsequently increased by 25% for the next Expense Year to $159.38, and so on until Tenant’s Tax Expense increase equals Tenant’s Share of Tax Expenses otherwise payable hereunder. Taxes paid directly by Tenant under Section 4.5, below, shall be excluded from Tax Expenses.

4.2.5 “Tenant’s Share” for the Premises shall mean the percentage set forth in Section 6 of the Summary.

4.3 Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) will be shared between the tenants and occupants of the Building and the tenants and occupants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses shall be determined for the Project as a whole, and Tenant shall be responsible for paying Tenant’s Share of the Direct Expenses.

4.4 Calculation and Payment of Additional Rent.

4.4.1 Statement of Estimated Direct Expenses. Within 120 days after the beginning of each Expense Year, Landlord will provide Tenant with a written expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate of the total amount of Direct Expenses for the then-current Expense Year and the estimated monthly amount of Tenant’s Share of Direct Expenses for such Expense Year. Tenant shall pay the monthly amount stated in the Estimate Statement as Additional Rent at the same times and in the same manner as Base Rent is payable under Article 3. Landlord will use commercially reasonable efforts to provide a revised Estimate Statement after each Expense Year, to be delivered with the Statement provided in Section 4.4.2, below. The failure of Landlord to furnish an Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement theretofore delivered to the extent necessary. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall continue to pay monthly, with the monthly Base Rent installments, the monthly amount of the Estimated Direct Expenses in Landlord’s most recent Estimate Statement.

4.4.2 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use reasonable efforts to provide Tenant, within 120 days following the end of each Expense Year, with a statement (the “Statement”) showing the actual Direct Expenses for such Expense Year and comparing the actual Tenant’s Share of Direct Expenses incurred or accrued for such preceding Expense Year to Tenant’s estimated payments made pursuant to Section 4.4.1. If there has been any underpayment by Tenant, Tenant shall pay such underpayment within fifteen (15) days after receipt of the Statement, and if there has been any overpayment by Tenant, Landlord shall pay such overpaid amount to Tenant at the time the Statement is delivered or provide an appropriate credit against future Direct Expenses (but only if Landlord requests such credit in writing). Tenant shall also be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill (a “Supplemental Statement”) for such amounts within one (1) year following Landlord’s receipt of the bill therefor). The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. If Tenant provides a written request to Landlord within thirty (30) days after receipt of the Statement, Tenant may, at its expense during business hours, review Landlord’s books and records concerning Direct Expenses and shall promptly thereafter provide its written analysis of Direct Expenses to Landlord. Tenant may engage a certified public accountant to audit Landlord’s records, but shall not engage any auditor whose compensation is based on the scope or value of any discrepancies claimed by the auditor. If Tenant’s review discloses any overpayment by Tenant, Landlord shall refund such amounts within fifteen (15) days after receipt of Tenant’s calculations, absent a bona fide dispute by Landlord; if Tenant’s review discloses any underpayment by Tenant, Tenant shall pay such amounts at the time it provides its calculations to Landlord. Any dispute between Landlord and Tenant concerning any item of Direct Expenses shall not relieve Tenant of liability for or delay payment of all other Direct Expenses. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay before delinquency taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property of any sublessee, assignee or invitee located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays any properly assessed taxes based upon such increased assessment, which Landlord shall have the right to do upon fifteen (15) days prior written notice to Tenant, including reasonably satisfactory backup documentation evidencing such expenses, Tenant shall repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be, within fifteen (15) days after Landlord’s written notice of such taxes.

4.5.2 If any Alterations in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s standard tenant improvements in other space in the Building leased to or offered to lease to other tenants, which improvements are substantially similar to those in the Premises as of the Lease Commencement Date (the “Building Standard”), are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail uses; or (vi) commercial broadcast radio or television stations. Tenant shall not allow occupancy density of use of the Premises which is greater than the density permitted under Applicable Laws (as defined in Article 24 below). Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit C, attached hereto, and any reasonable modifications thereto provided to Tenant in writing by Landlord, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any material way interfere with the rights of other tenants or occupants of the Building, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project.

5.3 CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions ( “CC&Rs”) currently affecting the Project. Additionally, Tenant acknowledges that the Project may be subject to future CC&Rs which Landlord, in Landlord’s reasonable discretion, deems reasonably necessary, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” agreeing to and acknowledging the CC&Rs, provided such CC&Rs do not materially adversely affect Tenant’s use or occupancy of the Premises.

ARTICLE 6 - SERVICES AND UTILITIES

6.1 Services Provided By Landlord. Landlord shall maintain the Building Structure, the Common Areas and the Project, provide ingress and egress to the Building, and shall maintain the Building Structure in a condition and repair consistent with that of Comparable Buildings (as defined below). As used in this Lease, the term “Comparable Buildings” means buildings which are comparable to the Building in terms of age, quality of construction, level of service and amenities, size and appearance and located in a comparable geographical area, as reasonably determined by Landlord.

6.2 Services Provided by Tenant. At all times during the Lease Term, Tenant shall contract directly with utility providers, at its sole expense, for all utilities (including without limitation, electricity, gas and water) attributable to its use of the entire Building. Such utility use shall include, without limitation, electricity and gas use for lighting, incidental use and “HVAC,” as that term is defined below. All such utility payments shall be paid directly by Tenant prior to the date on which the same are due to the utility provider. Tenant shall also provide at its expense any and all trash removal, janitorial, security and regular roof and HVAC inspection and maintenance services to the extent necessary to maintain the Building in a manner consistent with Comparable Buildings. Tenant agrees and acknowledges that the utility costs to be paid directly by Tenant which are attributable to the Building may also include certain utility costs such as electricity and water associated with certain elements of the Common Areas located immediately adjacent to the Building. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems and maintenance and inspection of the roof covering for the Building. If Landlord reasonably determines that Tenant has not fulfilled its obligations under this Section 6.2, upon fifteen (15) days prior written notice to Tenant, Landlord may, but need not, provide such services, and Tenant shall pay Landlord the cost thereof within fifteen (15) days after Landlord’s written demand.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or consequential damages to Tenant’s business, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Tenant hereby waives any benefits of any applicable existing or future Applicable Laws, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability to provide services for any limited duration. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that (i) the Premises are not thereby rendered untenantable, and (ii) the same does not materially adversely interfere with Tenant’s Permitted Use of the Premises.

ARTICLE 7 - REPAIRS

7.1 Landlord’s Obligations. Landlord shall maintain in operating order and keep in good repair and condition the structural portions of the Building, consisting of the foundation, floor/ceiling slabs, roof structure, columns, beams and load bearing walls (collectively, “Building Structure”) at Landlord’s sole cost and expense, consistent with Comparable Buildings; provided, however, that Tenant shall be required to reimburse Landlord for such costs to the extent any repairs to the Building Structure are required due to Tenant’s breach of this lease or the negligent act or omission of Tenant, its agents, employees and contractors (collectively the “Tenant Parties”). Landlord shall also maintain and repair all Common Areas on the Project and include the cost thereof in Operating Expenses. Landlord shall undertake reasonable efforts to perform all maintenance, repairs and replacements pursuant to this Section 7.1 promptly after Landlord learns of the need for such maintenance, repairs and replacements, but in any event within thirty (30) days after Tenant provides written notice to Landlord of the need for such maintenance, repairs and replacements; provided, however, that in cases of emergency (i.e., circumstances which, if not addressed promptly, could result in material damage to persons and property), Landlord shall perform any maintenance, repairs and replacements as soon as reasonably practicable after it learns of the need for such maintenance, repairs and replacements. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2 Tenant’s Obligations. Tenant, at its sole cost and expense, shall maintain in operating order and keep in good repair and condition, consistent with Comparable Buildings, all other components of the Building which are not Landlord’s responsibility under Section 7.1, including without limitation the elevator cabs and equipment (including elevator shafts), the Base Building (as defined in Article 8, below) mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant Parties (collectively, the “Building Systems”), all Tenant Improvements and Alterations installed in the Premises, and all of Tenant’s and Landlord’s personal property in the Premises. In addition, except as provided in Section 7.1, Tenant shall, at its expense and pursuant to the TCCs of this Lease, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances (but such obligation shall not extend to the Building Structure), excepting ordinary wear and tear; provided however, that at Landlord’s option, if Tenant fails to make such repairs and replacements, and upon fifteen (15) days prior written notice to Tenant, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost to make such repairs, alterations, improvements or additions to the Premises’ or to the Project or to any equipment located in the Premises, as Landlord shall reasonably deem necessary, within fifteen (15) days after Landlord’s written demand.

ARTICLE 8 - ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Building Systems, the Building Structure or any mechanical, plumbing or HVAC facilities or systems which affect the Building Structure, Building Systems or exterior appearance of the Building (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, that it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which materially or adversely affects the Building Structure, Building Systems or exterior appearance of the Building, and Landlord may condition its approval by requiring specific contractors and/or engineers to perform work on portions of the Building Systems or Building Structure. The construction of any and all Alterations, including the initial improvements to the Premises shall be governed by the TCCs of the Tenant Work Letter attached hereto as Exhibit B in addition to the TCCs of this Article 8.

8.2 Manner of Construction. Tenant shall utilize only competent contractors, subcontractors, materials, mechanics and materialmen reasonably approved by Landlord for the construction of any Alterations. Upon Landlord’s request (unless Landlord waived, at the time of Landlord’s approval of any Alterations pursuant to the provisions of Section 8.5, below, its right to make such request), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning, and all Applicable Laws pertaining to Hazardous Materials (as defined in Section 30.30). Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Santa Clara, all in conformance with Landlord’s construction rules and regulations. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Tenant shall, at its expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms and the systems and equipment located in the internal core of the Building. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations which affect the Building Systems and Building Structures, Tenant agrees to cause a notice of completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to Landlord a reproducible copy of the “as built” drawings of all Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. Tenant shall comply with all Applicable Laws relating to final lien releases and waivers in connection with Tenant’s payment to contractors for any Alterations. Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket costs and expenses reasonably incurred in connection with Landlord’s review of any Alterations.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably related to the value of such Alterations, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, to the extent the same is reasonable given Tenant’s net worth and the magnitude of the Alterations, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. On or before the expiration or earlier termination of this Lease, Tenant shall remove all fixtures and/or equipment installed by Tenant and repair any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements in the Premises and to repair any damage to the Premises and Building caused by such removal (reasonable wear and tear excepted) and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord; provided, however, if, in connection with any request for Landlord’s approval for particular Alterations, (1) Tenant requests Landlord’s decision with regard to the removal of such Alterations, and (2) Landlord agrees in writing to waive the removal requirement at the time it approves such Alterations, then Tenant shall not be required to so remove such Alterations, in which case all such Alterations (together with any fixtures and equipment Landlord does not require Tenant to remove) shall become Landlord’s property; and provided further, that Tenant shall not be required to remove any Alterations installed by Tenant as part of its initial tenant improvements in and to the Premises installed during calendar year 2003. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the TCCs of Article 16, below, until such work shall be completed, or (B) Landlord may perform such removal and repair work and charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease for one (1) year following such expiration or earlier termination. At all times during the Term of this Lease, Tenant shall be entitled to remove, and Landlord shall have no interest in, Tenant’s trade fixtures and equipment.

ARTICLE 9 - COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws or as required by another provision in this Lease) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within fifteen (15) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof, and Tenant shall repay such amounts as Additional Rent within fifteen (15) days after Landlord’s written demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.

ARTICLE 10 - INSURANCE

10.1 Indemnification and Waiver.

10.1.1 Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant and its successors shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, lender(s) and agents (“Landlord Related Parties”) harmless from and against all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Applicable Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises, a breach of this Lease by the Tenant or its successors, or any negligent acts or omissions (including violations of Applicable Laws) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, successors, contractors or licensees.

10.1.2 Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord and its successors shall indemnify, defend and hold Tenant and its officers and directors (“Tenant Related Parties”) harmless from and against all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Applicable Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with a breach of this Lease by Landlord or its successors, the negligent acts or omissions (including violations of Applicable Law) of Landlord, the Landlord Related Parties, any of Landlord’s contractors or the Landlord’s successors.

10.1.3 Except to the extent covered by Landlord’s insurance carried hereunder (or to the extent any loss would have been covered had the insurance required by this Lease been carried) and except to the extent of any gross negligence or willful misconduct of Landlord or any Landlord Related Parties, Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Section 10.3.2 below.

The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises which is not a general office use. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase to the extent caused by Tenant’s use of the Premises which is not a general office use. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements)

including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage	$5,000,000 each occurrence
Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

10.3.2 Physical Damage Insurance covering the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter (excluding the Base Building) (the “Original Improvements”), and (ii) all other Alterations to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Landlord’s lender and Landlord’s managing agent, if any, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-, VII in Best’s Insurance Guide and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (v) provide that said insurance shall not be canceled or coverage changed unless ten (10) days’ prior written notice shall have been given to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) business days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6 Landlord’s Insurance. Landlord shall insure the Building (including the Building Structure and Building Systems) and the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other TCCs, as Landlord may from time to time reasonably determine, provided that such coverage (i) shall be for full replacement of the Building and the Project in compliance with all then existing Applicable Laws; (ii) at Landlord’s option may provide for rent continuation insurance of up to twelve (12) months rent; and (iii) be with companies and have policies meeting the criteria set forth in Section 10.4(iii) in this Lease. Additionally, at the sole option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. In addition, Landlord shall maintain a Commercial General Liability Insurance policy covering the insured against claims of bodily injury and personal injury, for limits of liability not initially less man $5,000,000 each occurrence and $5,000,000 annual aggregate for each of bodily injury and personal injury. Notwithstanding the foregoing TCCs of this Section 10.6, the coverage and amounts of insurance carried by Landlord in connection with the Building shall at a minimum be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings, and Worker’s Compensation and Employee’s Liability coverage as required by Applicable Laws. Upon inquiry by Tenant, from time to time, Landlord shall inform Tenant of all such insurance carried by Landlord.

ARTICLE 11 - DAMAGE AND DESTRUCTION

11.1 Repair of Damage by Landlord. Tenant shall promptly notify Landlord of any damage to, or affecting, the Premises resulting from fire or any other casualty. If the Premises, the Project or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other TCCs of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws; provided, however, that Landlord’s restoration obligation shall be limited to the actual amount of insurance proceeds obtained by Landlord for such casualty. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall return the Premises to their original condition prior to such casualty at Tenant’s sole cost and expense. Following delivery of a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select (with Tenant’s reasonable approval) the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent to the extent the Premises and/or Common Areas are unavailable for Tenant’s use and occupancy regardless of whether Landlord is reimbursed from the proceeds of rental interruption insurance purchased or required to be purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided, further, however, that if the damage or destruction is due to the negligence or intentional misconduct of Tenant, Tenant shall be responsible for any applicable deductible (which shall be payable to Landlord upon demand).

11.2 Landlord’s Option to Repair. Notwithstanding the TCCs of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease (or the applicable portion thereof), by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, if one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within twelve (12) months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the damage is not fully covered by Landlord’s insurance policies (provided Landlord is deemed to have carried (except with regard to any applicable deductibles) one hundred percent (100%) replacement cost fire/casualty insurance); or (iii) the damage occurs during the last nine (9) months of the Lease Term. If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and if the repairs to be made by Landlord are not actually completed within twelve (12) months of the date of discovery of the damage, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs to be made by Landlord are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than five (5) business days following Landlord’s receipt of the Damage Termination Notice. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period of thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs to be made by Landlord shall be substantially completed within thirty (30) days after the Damage Termination Date. If such repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if such repairs shall not be substantially completed within such thirty-day period, then this Lease shall termination upon the expiration of such thirty-day period.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code and any other existing or future Applicable Laws, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12 - NON-WAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13 - CONDEMNATION

If the Premises or any portion thereof are taken under the power of eminent domain, or sold under the threat of the exercise of said power (collectively, “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than thirty three and one-third percent (33 1/3%) of the floor area of the Premises, or more than thirty three and one-third percent (33 1/3%) of that portion of the Project designated as parking for the Building, is taken by condemnation, then either Landlord or Tenant, within ten (10) days after the condemning authority shall have taken possession, may elect to terminate this Lease as of the date the condemning authority takes such possession by written notice given to the other party. If neither Landlord and Tenant so elects to terminate this Lease, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the proportion that the floor area of the Premises taken bears to the total floor area of the Premises. No reduction of Rent shall occur if the only area taken is that which does not have the Premises located thereon and there is no material and adverse effect on Tenant’s ability to operate in the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the sole property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s trade fixtures and removable personal property, loss of good will, the unamortized book value or cost (whichever is less) of the Alterations made to the Premises by Tenant at Tenant’s sole cost and expense and relocation costs. In the event that this Lease is not terminated by reason of such condemnation and as permitted by applicable law, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Premises caused by such condemnation, except to the extent that Tenant has been reimbursed for such amounts by the condemning authority. Tenant shall pay any amount in excess of such severance damage required to complete such repair. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

ARTICLE 14 - ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent (except as otherwise provided in Section 14.8 below) of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the TCCs of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) to the extent reasonably necessary for Landlord to make its consent determination, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall reimburse Landlord for all reasonable and actual out-of-pocket third-party costs and expenses incurred by Landlord in reviewing of a proposed Transfer within fifteen (15) days after Landlord’s written demand.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 Tenant is or has been in default beyond any applicable notice and cure period under this Lease prior to the date of the Transfer; or

14.2.5 The Transferee’s financial worth and/or financial stability is less than the greater of Tenant’s financial net worth and/or financial stability as of the Effective Date or at the time of the request for consent.

If Landlord consents to any Transfer pursuant to the TCCs of this Section 14.2, Tenant may within one (1) month after Landlord’s consent, but not later than the expiration of said one-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set form in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s alleged wrongful withholding or conditioning of Landlord’s consent.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee.

“Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per Square Foot basis if less than all of the Premises is transferred, after deducting all expenses incurred by Tenant (i) in making any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any brokerage commissions and reasonable attorneys fees in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Intentionally Deleted.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times and upon reasonable prior notice to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord ‘s costs of such audit.

14.6 Change of Control. The term Transfer, as used in this Article 14, includes the following: (i) if Tenant is a partnership or a limited liability company, the transfer, voluntary or involuntary, either by a single transaction or in a series of transactions, of a Controlling Interest in Tenant, or the dissolution of Tenant, whether voluntary or involuntary; (ii) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant involving an acquisition of a Controlling Interest in Tenant, or the transfer, voluntary or involuntary, either by a single transaction or in a series of transactions, of a Controlling Interest in Tenant (except that a Transfer shall not include any such transfer of a Controlling Interest in Tenant occurring at a time when the stock of Tenant is publicly traded on a nationally recognized stock exchange or over the counter), or the sale, by a single transaction or series of transactions within any one (1) year period of all or substantially all of Tenant’s assets (except in connection with an initial public offering of the stock of Tenant on a nationally recognized stock exchange or over the counter); (iii) if Tenant is a trust, the transfer, voluntarily or involuntarily, of either a Controlling Interest in the trustee of such trust or more than fifty percent (50%) of the trust’s assets; and (iv) if Tenant is any other form of entity a transfer, voluntary or involuntary, either by a single transaction or in a series of transactions, of a controlling interest in Tenant. As used herein, the term “Controlling Interest” means (a) in the case of a partnership, limited liability company or other business entity, the ownership of partnership interests, membership interests or other indicia of ownership constituting more than fifty percent (50%) of the ownership interests in Tenant (provided that in the case of a limited partnership or manager controlled limited liability company, it also means the ownership of more than fifty percent (50%) of the ownership interests in the general partner or manager of Tenant), and (b) in the case of a corporation, the ownership and/or the right to vote stock constituting more than fifty percent (50%) of the voting stock of Tenant.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment of this Lease or subletting of all or a portion of the Premises to any entity which acquires all or substantially all of the assets of Tenant, or which acquires Tenant by merger of Tenant with such entity or a subsidiary thereof, or by purchase of shares of Tenant’s stock (in each such case, an “Acquiror”), or any assignment by virtue of a merger involving an acquisition of a Controlling Interest in Tenant, shall not be deemed a Transfer under this Article 14, provided that at least five (5) business days prior to such assignment or sublease (i) Tenant provides Landlord with reasonable evidence that any such entity maintains a net worth, calculated in accordance with generally accepted accounting principals, consistently applied, which exceeds the Tenant’s financial net worth and/or financial stability as of the Effective Date or as of the effective date of such transaction, whichever is greater; and (ii) Tenant notifies Landlord of any such assignment or sublease, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. In the event an assignment or sublease to an Acquiror is made pursuant to the TCCs of this Section 14.8, Tenant shall be relieved of its obligations under this Lease to the extent the same become the TCCs of such Acquiror pursuant to such assignment or sublease. As used in this Section 14.8, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by ownership of voting securities, by contract or otherwise.

ARTICLE 15 - SURRENDER OF PREMISES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such subtenants or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Tenant, reasonable wear and tear or repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, at its sole expense, remove or cause to be removed from the Premises all Alterations, fixtures and equipment pursuant to Article 8, all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the

Premises, and Tenant shall repair at its own expense all damage to the Building to the extent resulting from such removal.

ARTICLE 16 - HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not, except as set forth below, constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) one hundred fifty percent (150%). Such month-to-month tenancy shall be subject to every other applicable TCCs contained herein. For purposes of this Article 16, a holding over shall include Tenant’s remaining in the Premises after the expiration or earlier termination of the Lease Term, as required pursuant to the TCCs of Article 8, above, to remove any Alterations and/or restore any Building Standard Tenant Improvements. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. Except as otherwise specifically provided for in this Article 16 with regard to a Permitted Holdover Term, if Tenant fails to surrender the Premises upon the termination or expiration of this Lease (or upon the expiration of the Permitted Holdover Term, if any), in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any reasonable claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17 - ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord Tenant, shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in a commercially reasonable, mutually agreeable form, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.

ARTICLE 18 - SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the Landlords under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord’s delivery to Tenant of a commercially reasonable subordination, non-disturbance and attornment agreement (the “Nondisturbance Agreement”) in favor of Tenant from any ground lessor, mortgage holders or lien holders of Landlord who obtain a mortgage, deed of trust, ground lease or other encumbrance after the Effective Date shall be in consideration of, and a condition precedent to, Tenant’s agreement to be bound by the TCCs of this Article 18 and Section 1.11 hereof. Subject to the terms of any applicable Nondisturbance Agreement, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof

(or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground Landlord), if so requested to do so by such purchaser or lienholder or ground Landlord, and to recognize such purchaser or lienholder or ground Landlord as the Landlord under this Lease, provided such lienholder or purchaser or ground Landlord shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant is not in default of this Lease. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases in accordance with the TCCs of this Article 18. Subject to the terms of any applicable Nondisturbance Agreement, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. In the event of the enforcement by the holder of any mortgage, trust deed or other encumbrance, any person succeeding to the interests of Landlord as a result of such enforcement shall not be bound by any payment of Rent for more than one (1) month in advance.

ARTICLE 19 - DEFAULTS: REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) days after written notice from Landlord that such payment was not received when due; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of all of the Premises by Tenant; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than fifteen (15) days after notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods required by Applicable Laws.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)	The worth at the time of any unpaid rent which has been earned at the time of such termination; plus

(ii)	The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)	The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)	At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the TCCs of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Landlord Default. Notwithstanding anything to the contrary set form in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Applicable Laws, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.

ARTICLE 20 - COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21 - SECURITY DEPOSIT

21.1 Security Deposit. Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the form of an irrevocable standby letter of credit (“Letter of Credit”) in the amount set forth in Section 7 of the Summary. The Security Deposit shall secure the performance by Tenant of all of Tenant’s obligations under this Lease. If any event shall occur that constitutes a default by Tenant, or if any event shall occur that, with the passage of time, the giving of notice or both, otherwise would constitute a default under any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to draw upon all or a portion of the Letter of Credit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Letter of Credit to its original amount. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

21.2 Letter of Credit Terms. The Letter of Credit shall (i) name Landlord as its sole beneficiary; (ii) expressly permit multiple or partial draws up to the stated amount of the Letter of Credit; (iii) be issued by a bank that is acceptable to Landlord, insured by the FDIC, and having a local office in Santa Clara County, California that will negotiate the Letter of Credit; (iv) expressly provide that it is transferable to Landlord or to Landlord’s assignee without charge; and (v) provide that Landlord may draw on the Letter of Credit in whole or in part by submitting to the issuing bank a statement signed only by Landlord that Landlord is entitled to draw the Letter of Credit pursuant to the terms and conditions of this Lease; provided, however, that in any event the Letter of Credit shall be in a form reasonably acceptable to Landlord. Tenant shall pay all expenses incurred by Tenant in maintaining the Letter of Credit. The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without written prior consent of Landlord. If the bank from which Tenant has obtained the

Letter of Credit shall become insolvent, become the subject of receivership, conservatorship, reorganization or closure action by federal or state banking authorities, or if any holding company owning or controlling more than fifty percent (50%) of the ownership interests in such bank shall become insolvent, file a petition in bankruptcy or similar proceeding, make an assignment for the benefit of its creditors, consent to the appointment of a receiver or conservator or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other Applicable Laws or statute of the United States or any state thereof, then Tenant shall obtain a replacement Letter of Credit in accordance with all of the terms of this Article 21 within ten (10) days of such act from another bank that meets the requirements of this Section 21.2 and which bank is satisfactory to Landlord. The Letter of Credit shall remain in effect at all times during the Lease Term and shall have a term of not less than the Lease Term plus one hundred twenty (120) days after expiration thereof. If Tenant has an option to extend the Lease Term, Tenant shall obtain a renewal of the Letter of Credit or replacement thereof which complies with all of the provisions of this Article 21 and deliver such Letter of Credit to Landlord prior to commencement of the extended Lease Term. The term of the replacement Letter of Credit shall be for the period of the extended Lease Term, plus ninety (90) days. If Tenant shall fail to provide such replacement Letter of Credit to Landlord prior to commencement of the extended Lease Term, Landlord may draw upon the existing Letter of Credit in full or in part, in Landlord’s sole discretion, and hold the proceeds thereof as part of the Cash Deposit or apply them in accordance with the terms of this Article 21.

ARTICLE 22 - TELECOMMUNICATIONS EQUIPMENT

At any time during the Lease Term, subject to the TCCs of this Article 22 and Article 8 of this Lease, Tenant may install, at Tenant’s sole cost and expense, but without the payment of any Rent or a license or similar fee or charge, a satellite or microwave dish or other communications, HVAC or other equipment servicing the business conducted by Tenant from within the Premises (all such equipment, including non-telecommunication equipment is, for the sake of convenience, defined collectively as the “Telecommunications Equipment”) upon the roof of the Building, for Tenant’s personal use and not for any other commercial purpose. The physical appearance and the size of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Tenant subject to Landlord’s reasonable approval and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall maintain such Telecommunications Equipment at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall reimburse to Landlord the actual costs reasonably incurred by Landlord in approving such Telecommunications Equipment. Tenant shall remove such Telecommunications Equipment upon the expiration or earlier termination of this Lease and shall return the affected portion of the rooftop and the Building to the condition the rooftop and the Building would have been in had no such Telecommunications Equipment been installed (reasonable wear and tear accepted). Such Telecommunications Equipment shall be installed pursuant to plans and specifications approved by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed. Such Telecommunications Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations. Except for the “Approved Landlord Use,” as that term is set forth hereinbelow, Tenant’s rooftop rights with regard to the Telecommunications Equipment shall be exclusive and complete; provided, however, such exclusive and complete use of the rooftop shall be personal to the Tenant, and no other parties may use the Telecommunications Equipment without Landlord’s prior written consent in Landlord’s sold and absolute discretion. “Approved Landlord Use,” for purposes of this Article 22, shall mean Landlord’s personal use of the rooftop in conjunction with its standard (internal) rooftop uses; provided, however, in no event shall the Approved Landlord Use (i) include any re-selling or leasing of any rooftop space to an unaffiliated third party, (ii) be used as a profit center for

Landlord, or (iii) materially interfere with (or preclude the installation of) Tenant’s Telecommunications Equipment.

ARTICLE 23 - SIGNS

23.1 Within Tenant’s Premises. Tenant, at its sole cost and expense, may install identification signage anywhere within the Premises including in the elevator lobby and corridors of the Premises, provided that such signs must not be visible from the exterior of the Building. The lobby and corridor signage rights within the Building shall be exclusive to Tenant.

23.2 Prohibited Signage and Other Items. Except as otherwise provided in this Article 23, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas without Landlord’s prior written consent. In addition, any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building) within the Premises, or other items visible from the exterior of the Premises or Building, shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may require that a uniform exterior appearance of the Building be maintained. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.

23.3 Tenant’s Signage.

23.3.1 Tenant’s Signage Rights. For purposes of this Lease, “Tenant’s Signage” shall mean (i) the “Premises Signage”, and (ii) either the “Building 5 Signage,” or the “Parking Structure One Building Signage,” as those terms are defined in Sections 23.3.1.1 and 23.3.1.2, below, as the case may be. Tenant’s rights under this Article 23 shall bind any purchaser successor in ownership of Building 5 or the Parking Structure even if such purchaser or successor does not become the “Landlord” hereunder; provided, however, that Tenant’s Signage under romanette (ii), above, is personal to the undersigned Tenant (and any Acquiror(s) pursuant to Section 14.8).

23.3.1.1 Premises Signage. Tenant shall be entitled to install the following signage in connection with Tenant’s lease of the Premises (collectively, the “Premises Signage”): (i) one (1) sign identifying Tenant’s name and logo located at the front or side of the Building; and (ii) one (1) sign on the monument located directly in front of the Building (the “Building 6 Monument Sign”). Tenant’s signage rights on such Building 6 Monument Sign shall be exclusive with regard to the Building 6 Monument Sign, and Tenant may also identify an Acquirer on the Building 6 Monument Sign.

23.3.1.2 Building 5 Signage or Parking Structure 1 Building Signage. Tenant shall be entitled to install either, but not both, of the following signage: (i) two (2) signs on Parking Structure One facing Highway 237; provided, however, the Parking Structure 1 Building Signage shall not be exclusive; or (ii) in the event Tenant is unable to obtain the necessary approvals for the Parking Structure 1 Building Signage, one (1) sign identifying Tenant’s name and logo located on the roof of Building 5; provided, however, such roof signage shall not be exclusive (and Tenant’s sign shall be in addition to, not in lieu of existing signage located on the roof of Building 5).

23.3.2 Specifications and Permits. Tenant’s Signage shall set forth Tenant’s name and logo as determined by Tenant in its sole discretion and as reasonably approved by Landlord. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and the Building Standard Signage Specifications. Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws and to any covenants, conditions and restrictions affecting the Project. Landlord shall cooperate with Tenant and use its best efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant hereby agrees that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining TCCs of this Lease shall be unaffected.

23.3.3 Cost and Maintenance. The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs shall be the sole responsibility of Tenant; provided that Tenant shall be responsible for the cost of Tenant’s sign panel on the Building 6 Monument Sign, but Landlord shall maintain all monument signs set forth in this Article 23 in good condition and repair, the cost of which shall be included in Operating Expenses. Should Tenant’s Signage require repairs, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs to be performed within thirty (30) days after receipt of such Notice from Landlord at Tenant’s sole cost and expense; provided, however, if such repairs are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage. If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The TCCs of this Section 23.3.3 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24 - COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance, decrees, codes, common law, judgments, orders, rulings, awards or other governmental or quasi-governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated including any “Environmental Laws” as that term is defined in Section 30.33 of this Lease (“Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such governmental measures to the extent that such governmental measures relate to Tenant’s particular manner of use of the Premises for other than general office purposes, the Tenant Improvements located in the Premises, or any Alterations thereof. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations to the extent such standards or regulations relate to Tenant’s particular manner of use of the Premises for other than general office purposes, the Tenant Improvements located in the Premises, or any Alterations thereof; provided that Landlord shall comply with any standards or regulations which relate to the Base Building or the Building

Systems, unless such compliance obligations are triggered by the Tenant Improvements or the Alterations in the Premises, in which event such compliance obligations shall be performed by Tenant at Tenant’s sole cost and expense. The judgment of any court of competent jurisdiction or the admission by either party hereto in any judicial action, regardless of whether this other party is a party thereto, that such party has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Project, Base Building and Building Systems, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s Parties or create a significant health hazard for Tenant’s Parties or otherwise materially interfere with or materially affect Tenant’s Permitted Use and enjoyment of the Premises. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with, and amortized to the extent required by, the TCCs of this Lease.

ARTICLE 25 - LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days following the date when due (the “Cure Period”) on more than one occasion in any Lease Year, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within the Cure Period shall bear interest from such due date until paid at an annual interest rate equal to the Prime Rate (as stated under the column “Money Rates” in The Wall Street Journal) plus two percent (2%); provided, however, in no event shall such annual interest rate exceed the highest annual interest rate permitted by Applicable Law.

ARTICLE 26 - LANDLORD’S RIGHT TO CURE DEFAULT: PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2. above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days following delivery by Landlord to Tenant of receipts therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1: and (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27 - ENTRY BY LANDLORD

Landlord reserves the right during normal business hours, when accompanied by a representative of Tenant and upon reasonable advance notice to Tenant (except in the case of an emergency), and in compliance with Tenant’s reasonable security measures, to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or, during the last nine (9) months of the Lease Term, tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) during normal business hours, when accompanied by a representative of Tenant and upon forty-eight (48) hours prior notice, perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. No action by Landlord pursuant to this paragraph shall entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease, and Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except with respect to damage to Tenant’s personal property or the amount of any physical injury, but only to the extent caused by the gross negligence or willful misconduct of Landlord. For each of the above purposes, Landlord shall at all times have an electronic card key and key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant (the “Security Areas”). Notwithstanding anything set forth in this Article 27 to the contrary, Landlord shall have no access or inspection rights as to the Security Areas, except in the event of an emergency where such entry is reasonably required. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises, provided Landlord has reasonably attempted, but to no avail, to obtain Tenant’s immediate cooperation in connection therewith. No entry into the Premises by Landlord shall be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28 - TENANT PARKING

Tenant and the Tenant’s parties (including Tenant’s visitors) shall be entitled to utilize, without charge, commencing on the Lease Commencement Date, the amount of unreserved parking set form in Section 8 of the Summary, for the Premises, which parking shall pertain to the Project parking areas. Separate and apart from the allotment of parking provided in the Summary, Landlord shall provide the number of handicapped parking spaces required by Applicable Laws. Landlord hereby grants Tenant a license (the “License”) to use, on a nonexclusive basis, up to thirty five (35) parking spaces on a parcel adjacent to the Building which is not part of the Project, in the area shown on Exhibit A (the “Licensed Parking Area”). The License shall remain in force until the expiration or earlier termination of this Lease, at which time the License shall automatically terminate. Tenant shall not be required to pay Base Rent for the use of the Licensed Parking Area, but Tenant’s use thereof shall be subject to all of the other terms and conditions of this Lease (including without limitation Tenant’s insurance and indemnity obligations hereunder). The License shall be binding on any successor owner of the Licensed Parking Area, and if, for any reason during the Lease Term Tenant is unable to use the Licensed Parking Area as contemplated hereunder, Tenant shall be entitled to construct, at its sole expense, a covered walkway from “Parking Structure 1” (as so designated on Exhibit A), subject to the terms and conditions Articles 8 and 9 hereof. Tenant shall cooperate with Landlord to attempt to require that Tenant Parties comply with the Rules and Regulations which are prescribed from time to time by Landlord for the orderly operation and use of the parking areas where the parking is located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking areas and improvements (provided that Tenant’s parking rights are not reduced as a result thereof and as long as Tenant’s obligations are not materially or unreasonably increased as a result thereof and such change(s) do not materially adversely affect Tenant’s use or occupancy of the Premises or create a security risk for Tenant or its employees) at any time upon thirty (30) days’ prior written notice and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking areas only for purposes of permitting or facilitating any such construction, alteration or improvements, not to exceed, without Tenant’s approval, ten (10) business days in any calendar year. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking provided to by Tenant pursuant to this Article 28 is provided to Tenant solely for use by Tenant’s own personnel, visitors and Tenant’s occupants and such parking spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant, except on a pro-rata basis in connection with an assignment or subletting of the Premises permitted or approved in accordance with the TCCs of Article 14.

ARTICLE 29 - RIGHT TO USE PERSONAL PROPERTY

Landlord hereby grants to Tenant the right to use the existing furniture and other personal property (collectively, the “Personal Property”) located in the Premises during the Lease Term at no additional cost. The Personal Property is more particularly listed on Exhibit D attached hereto (“Inventory List”). Within thirty (30) days after the Lease Commencement Date, Landlord and Tenant shall conduct a “walk-through” inspection of the Premises to confirm the completeness and accuracy of the Personal Property shown on the Inventory List. If as a result of the walk-through inspection, the parties determine that changes to the Inventory List are warranted, such list shall be updated and the parties agree to execute an amendment to this Lease reflecting such changes to the Inventory List. Tenant shall be responsible for the maintenance and repair of the Personal Property during the Lease Term at its sole cost and expense and shall insure the Personal Property as part of Tenant’s property insurance required to be carried hereunder. So long as this Lease is not terminated due to any default beyond applicable notice and cure periods by Tenant, then Tenant shall be entitled to purchase the Personal Property from Landlord concurrently with the expiration of the Lease Term for Ten Dollars ($10.00); provided, however, that Tenant shall not be entitled to purchase the generators and power screens included in the Personal Property. If Tenant is not entitled to purchase the Personal Property or elects not to do so, then upon the expiration or earlier termination of this Lease, Tenant shall return the Personal Property to Landlord in its condition existing as of the Effective Date, reasonable wear and tear excepted.

ARTICLE 30 - MISCELLANEOUS PROVISIONS

30.1 Terms: Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

30.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

30.3 No Air Rights. Except for Tenant’s rights regarding Telecommunications Equipment set forth in Article 22, no rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

30.4 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, provided that Landlord has transferred to a transferee any Security Deposit held by Landlord in connection with this transaction, Landlord shall automatically be released from all liability under this Lease not accrued on or prior to the date of the transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder for events occurring after the date of transfer and to attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security. Such assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder. Landlord acknowledges that to the extent any Landlord obligation or liability under this Lease is accrued prior to the date of such transfer or assignment which is not assumed by the transferee or assignee, the same shall remain an obligation of Landlord.

30.5 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Landlord or Tenant or by anyone acting through, under or on behalf of either party.

30.6 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

30.7 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

30.8 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

30.9 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

30.10 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable as permitted by law.

30.11 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations (except as specifically set forth in this Lease), including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

30.12 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to Landlord’s equity interest in the Project. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 30.12 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any other consequential damages.

30.13 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the TCCs of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

30.14 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

30.15 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God (including inclement weather), inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure; provided, however, such extension shall not exceed sixty (60) consecutive days.

30.16 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the TCCs of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord and Tenant must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Landlord:

3Com Corporation

5500 Great America Parkway

Santa Clara, CA 95052

Attention: Real Estate Department

with copies to:

3Com Corporation

5500 Great America Parkway

Santa Clara, CA 95052

Attention: Legal Department

And

Gray Cary Ware & Freidenrich LLP

400 Hamilton Ave.

Palo Alto, CA 94301-1833

Tenant:

Magma Design Automation, Inc.

2 Results Way

Cupertino, CA 95104

with a copy to:

Magma Design Automation, Inc.

2 Results Way

Cupertino, CA 95104

And

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

30.17 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

30.18 Authority. Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

30.19 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

30.20 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. Except as otherwise provided herein, all disputes arising hereunder, and all legal actions and proceedings related thereto, shall be solely and exclusively initiated and maintained in the court with the appropriate jurisdiction located in the City of San Diego, County of San Diego, State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, AND (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

30.21 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

30.22 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

30.23 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

30.24 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

30.25 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

30.26 Confidentiality. Landlord and Tenant each hereby acknowledge that the contents of this Lease and any related documents are confidential information. Each of the parties shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord’s or Tenant’s partners, administrators, consultants, financial, legal, and space planning consultants, a prospective or current purchaser, mortgagee, or ground or underlying lessor of the Building or the Project, a prospective Transferee, and except as required by Applicable Laws or in connection with a dispute or litigation hereunder or as required by subpoena. Tenant shall have the right to review and approve (with no less than seventy-two (72) hour advance notice) any press releases of Landlord which reference Tenant by name (or makes reference in such a manner to preclude any entity other than Tenant).

30.27 Transportation Management. Tenant shall fully comply with all present or future programs required by Applicable Laws (provided Landlord provides Tenant with sufficient prior notice of such program’s requirements) which are intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation- related committees or entities.

30.28 No Violation. Landlord and Tenant hereby warrant and represent that neither its execution of nor performance under this Lease shall cause either party to be in violation of any agreement, instrument, contract, law, rule or regulation by which it is bound, and each party shall protect, defend, indemnify and hold the other harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

30.29 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iii) any new or existing, Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (iv) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or cause a dangerous or potentially dangerous condition.

30.30 Hazardous Substances.

30.30.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any substance or material that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below in this Section 30.31.1, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. “Environmental Laws” shall mean all federal, state, local and quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations and guidance documents now or hereafter be enacted or promulgated as amended from time to time, in any way relating to or regulating Hazardous Materials.

30.30.2 Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease.

30.30.3 Indemnifications. Landlord, for itself and its successors, agrees to indemnify, defend, protect and hold harmless the Tenant Parties from any and all Claims arising from any Hazardous Materials to the extent placed in, on, under or about the Project by Landlord or any Landlord Parties. Tenant, for itself and its successors, agrees to indemnify, defend, protect and hold harmless the Landlord Parties from any and all Claims arising from any Hazardous Materials to the extent placed in, on, under or about the Premises or the Project by Tenant or Tenant Parties.

30.31 Development of the Project.

30.31.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project.

30.31.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are at any time owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. At Landlord’s request, Tenant shall subordinate this Lease to any such agreement per Section 5.3. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

30.31.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, including any offsets or claims of constructive eviction which may arise in connection with the Building Renovations (as defined in Section 30.31.4 below), provided such construction by Landlord does not adversely impact Tenant’s use or occupancy of the Premises or the Project

30.31.4 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations.

30.32 No Consequential Damages. Notwithstanding any provision of this Lease to the contrary, except as specifically set forth in Article 16 of this lease, under no circumstances shall either party be liable to the other for any consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:
3COM CORPORATION, a California corporation

By:	/s/ MARK SLAVEN

Its: Chief Financial Officer

By:	/s/ MARK MICHAEL

Its: SVP, General Counsel

“Tenant”:
MAGMA DESIGN AUTOMATION, INC., a Delaware corporation

By:	/s/ GREGORY C. WALKER

Its: Chief Financial Officer

By:	/s/ CAMELLIA NGO

Its: Director, Corporate Facilities

EXHIBIT A

SITE PLAN

[GRAPHIC]

EXHIBIT B

TENANT WORK LETTER

A. Tenant Improvements. The term “Tenant Improvements” shall mean those improvements that Tenant shall construct in the Premises pursuant to Paragraph B below.

B. Procedure and Time Schedules.

1. Tenant Improvements. Tenant intends to construct the following improvements on the Premises:

•	Customize two (2) large training rooms;

•	Provide a total of sixty (60) private offices, including 5-8 executive offices, and 4-6 conference rooms;

•	Modify the existing lab/IT area on the first floor to approximately 4,000 square feet in a single room; and

•	Modify and/or demolish the lab spaces on floors 2, 3 and 4 of the Building.

2. Approval of Plans. Tenant shall prepare and submit to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, preliminary plans and specifications for the Tenant Improvements which Tenant desires to have installed on the Premises. As soon as the final plans, specifications and working drawings are completed, Tenant shall deliver the same to Landlord for its approval, which shall not be unreasonably withheld, and which shall be based solely upon whether such final plans are consistent with the preliminary plans and the terms of this Lease. In all events, the parties shall use their best efforts to reach agreement so that such plans may be submitted for governmental approval within seven (7) business days from submission of such plans to Landlord for its approval. If Landlord and Tenant agree on such plans, they shall indicate their approval thereof by initialing and dating the same. Tenant shall submit such final plans, specifications and working drawings to all appropriate governmental agencies for approval. Tenant shall notify Landlord of any changes required by any governmental agencies, and Landlord shall have five (5) business days thereafter to indicate its approval thereof. The final plans, specifications and working drawings as approved, and all change orders specifically permitted pursuant to Paragraph C below, shall be referred to herein as the “Approved Plans.”

C. Commencement and Completion of the Tenant Improvements. As soon as (1) the Approved Plans have been developed as provided above, and (2) all necessary governmental approvals have been obtained, then Tenant shall thereafter commence construction of such improvements and shall diligently prosecute such construction to completion. The Tenant Improvements shall be constructed by Tenant substantially in accordance with the Approved Plans, in a good and workmanlike manner, and in compliance with all applicable regulations, ordinances, building codes, and statutes of lawful governmental authority, including but not limited to the Americans with Disabilities Act.

D. Payment for Costs. Tenant shall pay all costs (“Tenant Improvement Costs”) associated with construction of the Tenant Improvements and Landlord shall have no responsibility or liability for such construction costs.

E. Compliance with Article 8 and Article 9 of the Lease. Tenant shall comply with the provisions of Article 8 and Article 9 of the Lease with respect to the construction of the Tenant Improvements.

EXHIBIT C

RULES AND REGULATIONS

1.	No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule.

2.	Except as consented to in writing by Landlord or in accordance with Building standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3.	Tenant shall not obstruct any sidewalks, halls, lobbies, passages, exits, entrances, elevators or stairways of the Building. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building or make any roof or terrace penetrations. Tenant shall not allow anything to be placed on the outside terraces or balconies without the prior written consent of Landlord.

4.	Tenant shall deliver to Landlord, upon the termination of its tenancy, all keys and all electronic card keys to all locks for doors on the Premises.

5.	If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions for their installation.

6.	Tenant shall not place a load upon any floor of the Premises which exceeds the maximum load per square foot which the floor was designed to carry and which is allowed by law. Tenant’s business machines and mechanical equipment which cause noise or vibration which may be transmitted to the structure of the Building or to any space therein, and which is objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

7.	Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations. No animal, except seeing eye dogs when in the company of their masters, may be brought into or kept in the Building.

8.	Tenant shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

9.	Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

10.	Landlord reserves the right to prevent access to the Building by closing the doors or by other appropriate action in case of invasion, mob, riot, public excitement or other commotion.

11.	Tenant shall close and lock the doors of its Premises, shut off all water faucets or other water apparatus and turn off all lights and other equipment which is not required to be continuously run.

Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or Landlord for noncompliance with this Rule.

12.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be placed therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

13.	Except as otherwise provided in the Lease, Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

14.	Tenant shall not cut or bore holes for wires in the partitions, woodwork or plaster of the Premises. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair, or be responsible for the cost of repair of any damage resulting from noncompliance with this Rule.

15.	Canvassing, soliciting and distributing handbills or any other written material and peddling in the Building are prohibited, and each tenant shall cooperate to prevent these activities.

16.	Tenant shall store all its trash and garbage within its Premises or in enclosed and/or screened outside areas as approved by Landlord, which approval shall not be unreasonably withheld.

17.	Use by Tenant of approved equipment for brewing coffee, tea, hot chocolate and similar beverages and microwaving food shall be permitted, provided that the equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

18.	Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant, except as Tenant’s address, without the written consent of Landlord.

19.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. Tenant shall be responsible for any increased insurance premiums attributable to Tenant’s use of the Premises, Building or Project.

20.	Tenant assumes any and all responsibility for protecting its Premises from theft and robbery, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

21.	Tenant shall not use the Premises, or suffer or permit anything to be done on, in or about the Premises, which may result in an increase to Landlord in the cost of insurance maintained by Landlord on the Building and Common Areas.

22.	Tenant’s requests for assistance will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

23.	Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no waiver by Landlord shall be construed as a waiver of the Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing the Rules and Regulations against any or all of the tenants of the Building.

24.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

25.	Landlord reserves the right to make other reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

26.	Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT E

DETERMINATION OF FAIR MARKET VALUE

The term “Fair Market Value” of Base Rent for the Extended Term, as used in Section 2.2, above, shall be determined as follows: Within forty five (45) days after receiving Tenant’s notice exercising its Option to Extend, Landlord shall notify Tenant of its determination of the Fair Market Value Base Rent. Tenant shall have thirty (30) days from the date of such notice (the “Response Period”) to notify Landlord whether it disagrees with such determination. If Tenant fails to so timely notify Landlord during the Response Period, the Fair Market Value Base Rent shall be as provided in Landlord’s notice. If Tenant gives Landlord timely notice of its disagreement, Landlord and Tenant shall negotiate in good faith to agree on Fair Market Value for an additional fifteen (15) day period. If the parties have not resolved Fair Market Value within such time, promptly thereafter each shall specify in writing to each other the name and address of a person to act as the appraiser or broker on its behalf. Each such person shall be an MAI certified commercial real estate broker or appraiser with at least five (5) years of experience with commercial and industrial properties in the Silicon Valley area. If either party fails to timely appoint an appraiser or broker, the determination of the timely appointed appraiser or broker shall be final and binding.

The two appraiser/brokers shall have thirty (30) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on Fair Market Value. If the two appraiser/brokers selected by the Landlord and Tenant cannot reach agreement on Fair Market Value within such time, the two appraisers shall within ten (10) days after expiration of the Determination Period jointly appoint an impartial third appraiser/broker with qualifications similar to those of the first two appraiser/brokers, and Fair Market Value shall be established by the three appraiser/brokers in accordance with the following procedures: The appraiser/broker selected by each party shall state in writing his other determination of Fair Market Value. The first two appraiser/brokers shall arrange for the simultaneous delivery of their determinations to the third appraiser/broker no later than ten (10) days after the appointment of such third appraiser/broker The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates the third appraiser’s determination of Fair Market Value, and shall have no more than twenty (20) days in which to select the final determination. The third appraiser shall have no right to propose a middle ground or any modification of the two proposed determinations. The determination chosen by the third appraiser shall constitute the decision of the appraisers and be final and binding on the parties. Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser.

In the event the appraisers have not determined Fair Market Value as of the date the Option Period is to begin, Tenant shall on an interim basis pay Landlord monthly rent based upon Landlord’s determination of Fair Market Value as stated in Landlord’s notice to Tenant. If the appraisers’ final determination is less than Landlord’s determination, Tenant shall be entitled to a credit against the next rental payment due from Tenant hereunder in the amount of the difference. Alternatively, if the appraisers’ final determination is more than Landlord’s determination, Tenant shall pay such difference with the next rental payment due.

Nothing contained herein shall prevent Landlord and Tenant from jointly selecting a single appraiser/broker to determine Fair Market Value if both Landlord and Tenant agree in writing to do so within the Response Period, in which event the determination of the appraiser/broker shall be conclusively deemed the Fair Market Value Base Rent. In such event, Landlord and Tenant shall share equally the fees and expenses of said joint appraiser/broker.

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